SCHEDULE A

to the

ETF Master Services Agreement between

Texas Capital Funds Trust and

Ultimus Fund Solutions, LLC

dated June 30, 2023

Fund Portfolio(s)

Texas Capital Texas Equity Index ETF

Texas Capital Texas Small Cap Equity Index ETF

Texas Capital Texas Oil Index ETF

The parties have duly executed this Schedule A effective as of September 29, 2023.

	Texas Capital Funds Trust		Ultimus Fund Solutions, LLC

By:	/s/ Edward Rosenberg	By:	/s/ Gary Tenkman
Name:	Edward Rosenberg	Name:	Gary Tenkman
Title:	President	Title:	Chief Executive Officer

Schedule A-1